February 2009 To Our Stockholders BorgWarner has the financial strength, technological focus and skilled workforce to actively manage through current economic conditions and continue our growth.
For many companies around the world, including BorgWarner, 2008 was an extraordinary year that will long be remembered as a watershed in the history of economics and business. Despite the daunting challenges facing the global economy and our industry in particular, BorgWarner has the financial strength and management experience necessary to weather this storm and prepare for a recovery. When the crisis subsides, the future holds outstanding growth opportunities for BorgWarner driven by our technological focus on improved fuel economy and emissions reduction, and the skills of our worldwide workforce. I believe that companies like BorgWarner that survive the current crisis will form the foundation of a renewed, sustainable, and vital global auto industry.
A Year of Extremes
We expected 2008 to be a challenge, but could not have predicted that the first half of the year would be so markedly different from the second half. We enjoyed strong demand for our products in the first half of the year, leading to record sales and earnings. With the escalation of gasoline prices by mid-year, vehicle builds in North America contracted. The economic crisis and loss of consumer confidence that took hold in the third quarter and accelerated into the fourth quarter, created a domino effect around the world that brought auto production to a virtual standstill by year-end.
Throughout this time we were adjusting our production and workforce levels to cope with daily changes. The deep declines in North America and the overnight cuts in European production schedules challenged our ability to reduce our costs at the same pace. The robust start to the year was offset by dramatically reduced demand by year-end, which impacted our financial performance. The year was not without its achievements, however:
•	Our fuel-efficient technology helped both our customers and our businesses receive accolades throughout the year. We were associated with a record number of awards in 2008, from recognition for technology which helped a host of vehicles win environmental honors to industry innovation awards for our turbochargers, all-wheel drive systems, dual clutch transmission technology, variable cam timing and ignition systems.

•	Customers continued to adopt our solutions for improved fuel efficiency with a number of major launches of our dual clutch transmission technology, and the turbocharger business award of a major portion of the Ford six-cylinder EcoBoost engine program.

•	While expansion programs were temporarily slowed by year-end, we are well positioned for growth in emerging markets like Eastern Europe, China and India.

•	In China, we established a joint venture during the year with a consortium of 12 top Chinese automakers to produce dual clutch transmission modules. This significant collaboration establishes dual clutch technology as the preferred transmission solution for China’s major domestic vehicle manufacturers.

•	Our dividend was increased by 9%. We have increased the dividend in each of the last seven years, and over that period, the dividend has more than tripled.
Managing through Global Uncertainty
We proactively approached 2009 prepared to deal with uncertain industry conditions, especially in North America and Western Europe, which together represent about 80% of our revenue. We have successfully managed through difficult market environments before and expect to apply that same focus and determination to the current situation. While industry conditions are difficult, the strong underlying fundamentals of our company remain strong and we plan to protect our foundation for future growth.
Our underlying strengths include:

•	Powertrain technology leadership that drives our growth.

•	Customer and geographic diversity that minimizes our exposure to any single customer or market.

•	An operational focus that actively manages the size and overhead costs of our business.

•	Financial structure and liquidity that are strong.
As business conditions continued to worsen in all of our major selling regions during the fourth quarter of 2008, we took aggressive cost control measures. We entered 2009 having already undertaken significant restructuring actions in North America and Europe, and having implemented three and four week shutdowns at most of our worldwide operations. We had made the tough but necessary decisions to reduce our workforce by about 4,400 people or 24%, and had moved to four-day work weeks in many European operations.
Each of our business units has focused on adjusting their operations to the appropriate staffing levels for the low production volumes that we are predicting for 2009. Our teams are working aggressively to respond to ever-changing customer and business needs. We are reducing inventory and capital spending. At the same time, we are continuing to spend wisely on research and development to enhance our future growth and powertrain technology leadership position.
Against this backdrop of a global recession, we continue to gain new business. Our net new business of $2.1 billion over the next three years provides a good, longer-term view of our expected growth beyond the current crisis.
Of the total net new business, about 80% is from engine-related systems and the remainder is drivetrain-related. From a product perspective, turbochargers and dual clutch transmission technologies remain our major growth platforms.
Our growth is tied to issues of global importance for drivers and manufacturers — fuel efficiency without sacrificing performance, cleaner air and vehicle stability. We have powertrain technologies that enhance the driving experience while conserving energy, whether it is through technology aimed at clean diesels, advanced gasoline engines, hybrids or electric vehicles. We believe that when combined, our products can enable fuel economy improvements of up to 40% over today’s most common powertrains. We will weather the current economic downturn with an enhanced focus on operational efficiency while remaining passionate in our commitment to powertrain technology leadership.
What do we expect in 2009? As I prepare this letter in February of 2009, we see depressed levels of auto production around the world, with a level in North America that we have not seen in almost 30 years. As a result, we expect a decline in 2009 sales, but anticipate that earnings and cash flow will be positive. Based on our current information, the foreseeable future remains difficult with no real industry turnaround predicted until mid-2010. We are better positioned than most companies however, and we have the fortitude to endure this downturn and will emerge leaner and stronger.
We Will Emerge Stronger
The current period of global economic crisis and dramatic industry schedule reductions has strained even the best performing companies around the world. BorgWarner maintains the financial capability to continue to invest in research and development, as well as to pursue strategic acquisitions to further strengthen our competitive position in the marketplace. We are taking actions to mitigate the impact of the current global economic situation, while continuing to position ourselves for the future.
While the current economic crisis is expected to slow global car sales in the near-term, BorgWarner remains at the forefront of global automotive trends. Clean air and fuel economy are major issues that automakers around the world must address for many years to come. The strategic moves that the company has made in recent years are paying off. We expect to continue to outpace the growth of the auto industry and to strengthen our competitive position through our leading technology and strong focus on cost control.
These are extraordinary times for our company and for our industry. Despite the external economic environment that is beyond our control, our employees around the world will continue to concentrate on effectively executing our technology driven growth strategy. We have always been a lean company and are now asking more from our people than ever before as we proactively protect the future of BorgWarner during this difficult period.
We know there is strength in our entrepreneurial spirit and “BorgWarner Pride” that will see us through this recession. When the global economy turns around, BorgWarner will still be the leading powertrain supplier to the global auto industry!
Timothy M. Manganello
Chairman and Chief Executive Officer

BorgWarner Inc.
World Headquarters
2850 Hamlin Road
Auburn Hills, MI 48326
www.borgwarner.com